Exhibit 10.19

AMENDED AND RESTATED STANDARD FORM AIRPORT CORPORATE HANGAR LAND LEASE BETWEEN THE

CITY OF SUGAR LAND AND

Sky Harbour Sugar Land Airport, LLC

EFFECTIVE February 6, 2019

AMENDED AND RESTATED October 15, 2019

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AMENDED AND RESTATED STANDARD FORM AIRPORT CORPORATE HANGAR LAND LEASE BETWEEN THE CITY OF SUGAR LAND AND SKY HARBOUR SUGAR LAND AIRPORT, LLC

The City of Sugar Land, Texas, as owner of the Sugar Land Regional Airport and Sky Harbour Sugar Land Airport, LLC, as Lessee of the Premises described in the Lease, agree as follows:

RECITALS

The City of Sugar Land agreed to lease approximately 4.085 acres (177,920 square feet) of land adjacent to TAXILANE C A/K/A TAXILANE CHARLIE F/K/A TAXILANE J A/K/A TAXILANE JULIETTE at Sugar Land Regional Airport to Sky Harbour, LLC for the purpose of constructing a hangar and associated improvements on the premises pursuant to that certain Standard Form Airport Corporate Hangar Land Lease effective February 6, 2019 and recorded April 22, 2019 in County Clerk's File No. 2019040080, of the Official Public records, of Fort Bend County, Texas ("Original Lease").

Sky Harbour, LLC assigned its interest as lessee in the Original Lease to Sky Harbour Sugar Land Airport, LLC, the Lessee, pursuant to that Assignment and Assumption Agreement dated August 1, 2019 and recorded August 9, 2019 in County Clerk's File No. 2019089208, of the Official Public records, of Fort Bend County, Texas.

The City of Sugar Land and Sky Harbour Sugar Land Airport, LLC replaced Exhibit A of the Original Lease containing the description of the premises pursuant to that Correction Instrument dated August 2, 2019 and recorded August 9, 2019 in County Clerk's File No. 2019089209, of the Official Public records, of Fort Bend County, Texas ("Correction Instrument").

In addition to the approximately 4.085 acres (177,920 square feet) of land adjacent to TAXILANE C A/K/A TAXILANE CHARLIE F/K/A TAXILANE J A/K/A TAXILANE JULIETTE at Sugar Land Regional Airport as described in the Correction Instrument, the City of Sugar Land agrees to lease approximately 4.041 acres (176,040 square feet) to Sky Harbour Sugar Land Airport, LLC, the Lessee for the purpose of constructing a hangar and associated improvements on the premises. Such premises of approximately 8.126 acres (353,960 square feet) in the aggregate are delineated in Exhibit A attached hereto. After completion of the improvements, Lessee will retain ownership of the improvements during the initial term of this Lease (as hereinafter defined).

The parties desire to amend and restate the Original Lease in its entirety pursuant to the terms of this Amended and Restated Standard Form Airport Corporate Hangar Land Lease ("Lease").

SECTION 1. DEFINITIONS AND EXHIBITS

A. Definitions. The following words in this Lease have the following meanings unless the context clearly indicates otherwise:

Additional Improvements means the improvements to be constructed on sites 4 and 7, as shown on Exhibit A.

Aeronautical Activity means any activity that involves, makes possible, or is required for the operation of aircraft or that contributes to or is required for the safety of such operations. Activities within this definition, commonly conducted on airports, include, but are not limited to, the following: general and corporate aviation, air taxi and charter operations, scheduled and nonscheduled air carrier operations, pilot training, aircraft rental and sightseeing, aerial photography, crop dusting, aerial advertising and surveying, aircraft sales and services, aircraft storage, sale of aviation petroleum products, repair and maintenance of aircraft, sale of aircraft parts, parachute or ultralight activities, and any other activities that, because of their direct relationship to the operation of aircraft, can appropriately be regarded as aeronautical activities. Activities, such as model aircraft and model rocket operations, are not aeronautical activities.

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Airport means the Sugar Land Regional Airport.

Airside means the area of the airport that requires access through a controlled point, specifically to the aircraft movement areas.

Aviation Director means the City employee designated by the City Manager to oversee the operations of the Airport.

City means the City of Sugar Land, Texas, the sole fixed base operator located at the Airport.

City Council or Council means the City Council of the City.

City Manager means the City's City Manager.

Encumbrance means:

(1) any pledge, mortgage, or contract lien, of or on all or part of Lessee's leasehold interest in the Premises; or

(2) any transfer of more than 51% of Lessee's total ownership interest in Lessee's business.

F.A.A. means the United States Federal Aviation Administration or its successor agency.

Improvement means the Lessee's construction, erection, placement, removal, expansion, or modification of any building, structure, or fixture on the Premises, including any parking lot, driveway, walkway, landscaping feature, water well, water supply system, septic system, utility line, or outdoor sign.

Initial Improvements means the improvements to be constructed on sites 5 and 6, as shown on Exhibit A.

Landside means the general public or private tenant common use areas of the airport such as public roadways, parking lots and buildings which are not contained in the airside area.

Lease means this lease agreement.

Lessee means Sky Harbour Sugar Land Airport, LLC.

Mortgagee means the beneficial holder of a mortgage on any Improvement.

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Premises means the 8.126 acres (353,960 square feet) of real property subject to this Lease delineated in Exhibit A.

Sublease means a written agreement, approved by the Aviation Director, stating the terms and conditions under which a third party leases space from Lessee for any purpose, including providing aeronautical services at the Airport.

B.   Exhibits. This Lease includes the following exhibits, attached to and incorporated into this Lease by reference. If the City amends Exhibit B, C, D, E, F, or G during the term of this Lease, the amended exhibit will be attached to this Lease showing the modification of this Lease. The amendment to the Exhibit is effective when the City gives Lessee written notice of the amendment.

Exhibit A is a lease layout of the Premises, dated July 2019 and attached hereto.

Exhibit B is the Airport Rules approved by and amended from time-to-time by the City's City Council (Airport Rules).

Exhibit C is the Sugar Land Regional Airport Minimum Standards approved by and amended from time-to-time by the City's City Council (Minimum Standards).

Exhibit D shows the adjusted monthly ground lease rental payments as they are established for each subsequent five-year term, or portion thereof, of this Lease.

Exhibit E is the City's insurance requirements applicable to Lessee under this Lease (PU-111F-6 Insurance for Non-Commercial Operators).

Exhibit F is the Sugar Land Regional Airport Construction Safety Rules approved by and amended from time-to-time by the Aviation Director.

Exhibit G shows the easements and encumbrances subject to the Premises.

Exhibit H is the letter from Sky Harbour dated October ____, 2019.

SECTION 2. LEASED PREMISES

The City leases to Lessee and Lessee leases from the City the Premises described in Exhibit A.

SECTION 3. EFFECTIVE DATE, TERM, AND TERMINATION OF EXISTING LEASE

A. The effective date of this Lease is February 6, 2019 ("Effective Date").

B. Rent commencement date is the earlier of i) 8 months after the Effective Date or ii) upon receipt of certificate of occupancy for the Project ("Rent Commencement Date").

C. The term of this Lease is for 30 years from the Effective Date, unless earlier terminated under the provisions of this Lease.

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D. If Lessee is unable to secure a financing commitment acceptable to Lessee for construction of the Improvements within 90 days following the Effective Date of this Lease, Lessee will have the right to terminate this Lease by written notice to the City within 15 days from the end of the 90-day period.

E. If Lessee is unable to secure a financing commitment for construction of the Improvements within 120 days following the Effective Date of this Lease, the City will have the right to terminate this Lease by written notice to Lessee within 15 days from the end of the 120 day period.

SECTION 4. RENTALS AND PAYMENTS

A. Beginning on the Rent Commencement Date, Lessee will pay to the City $14,749.00 each month in rent for the Lease. Rent is based on a land lease rate of $0.50 (fifty cents) per square foot for 353,960 square feet of leased Premises.

B. Beginning on the fifth anniversary of the Effective Date of this Lease and at the beginning of each subsequent five-year anniversary date, the amount of the monthly rent will increase by 10 percent. The adjusted monthly rent established for each subsequent five-year period, or portion thereof, of this Lease will be reduced to writing and attached to this Lease as Exhibit D.

C. Lessee will pay the City each monthly rent payment by the first City business day of each month without City notice or billing at the City's Finance Department, P.O. Box 5029, Sugar Land, Texas 77487-5029, or to the department and address that the City specifies in writing from time-to-time.

D. Any monthly rent payment not paid by the 15th day of the month due is delinquent and will include an additional monetary amount, as a penalty, equal to five percent of the rent due for that month. All rent payments more than 30 days past due accrue simple interest of eighteen percent annually on the overdue amount, or the maximum amount allowed by law, whichever is less.

SECTION 5. USE OF PREMISES AND AIRPORT

A. The use of the Premises by the Lessee shall be restricted to aeronautical activities that comply with the Minimum Requirements for Corporate Hangar Development. The Leased Premises may be used for no other purposes without the advance written consent of the Lessor. The Lessee shall use the Leased Premises in good faith continuously for this purpose throughout the term of this Lease. Lessee will operate and manage the Premises in compliance with the Airport Rules. If there is a conflict between this Lease and the Minimum Requirements and Standards or the Lease and the Airport Rules, this Lease governs. Lessee must also make commercially reasonable efforts to comply with any future amendments to the Minimum Requirements and Standards and the Airport Rules that are not in conflict with this Lease and for which the City provides Lessee with prior written notice. Lessee will comply in all material respects with all Federal and State laws and regulations and City ordinances that apply to the Lessee's use of the Premises. Lessee must submit a letter from a registered engineer certifying that their Improvements will comply with the Airport's Storm Water Pollution Prevention Plan and the Airport's Master Drainage Plan.

B. The Lessee may only use those areas of the Premises improved with concrete paving for Lessee's activities, unless the Aviation Director gives his prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. The Lessee must erect a fence on the Premises that separates the Landside of the Improvements from the Airside of the Improvements.

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C. Lessee is granted the non-exclusive use of all portions of the Airport that are open for use by the public, including taxiways, runways, aprons, navigational aids and facilities for the purpose of landings, takeoffs and taxiing of aircraft, on the same terms and conditions applicable to the public. The aircraft parking apron on the Premises may not be used for automobile parking.

D. Lessee is solely responsible for providing security to protect the Premises and property located thereon against the negligence or criminal acts of third parties. Lessee will not make a claim or bring any action against the City for any loss, damage, or injury to persons or property arising from any negligent or criminal act committed on the Premises by a third party. Lessee will design and construct at Lessee's expense, all gates, fences or barriers on the Premises that Lessee determines are required to prevent unauthorized access to the Premises. Lessee must design, construct and maintain fences, barriers or gates on the Premises so as to preclude casual or inadvertent entry by persons or vehicles onto an aircraft-parking apron, or taxiway, according to plans approved in advance by the Aviation Director. The City may at its cost construct and maintain any fences, gates, walls or barriers on the Premises as may be required for compliance with FAA and Homeland Security regulations in a manner designed, in the Aviation Director's judgment, to prevent unauthorized access to the Airport operating area, taxiways and runways.

E. Lessee is solely responsible for providing the labor and equipment necessary to reposition Lessee aircraft in the hangar, on the apron or on the airfield and to start aircraft. Lessee will provide their own flight amenities (ice, coffee, catering, newspapers, etc.)

F. City will provide Lessee or Lessee's sub-tenant(s) with aircraft fueling and lavatory cart services upon request and in accordance with the fees set forth by City Ordinance.

G. Per FAA Grant Assurances 22 and 23, the City has the proprietary exclusive right to provide fuel on the airfield, and the City controls and administers the fuel pricing and fuel discount program. Additionally, the City has the sole and exclusive right to construct and operate fuel storage facilities at the Airport.

SECTION 6. IMPROVEMENTS TO PREMISES

A. Prior to making or constructing any Improvements on the Premises, Lessee must submit general drawings and information to the Aviation Director sufficient to show the dimensions, elevations, and layout of Improvements and the construction materials to be used. The Lessee may not receive City permits for the construction of any Improvements unless and until the Lessee's general drawings and information are approved by the Aviation Director in writing, such approval not to be unreasonably withheld, conditioned or delayed. If the Aviation Director refuses to approve Lessee's general drawings and information for the Improvements within six months following the Effective Date of this Lease or within 30 days of the date the general drawings and information for the Improvements are submitted to the Aviation Director for approval, the Lessee may terminate this Lease by giving written notice to the City.

B. Lessee will comply in all material respects with all of the City's ordinances applicable to the construction of Improvements, including the requirement to apply for permits, pay permit fees, receive permits, and construct the Improvements in compliance with the City's building codes and ordinances, and Minimum Standards (including Exterior Building and Site Standards (Appendix - Section 3), the Interior Building Standards for Corporate and Business Hangars (Appendix - Section 4) and Exterior Signage and Graphic Standards (Appendix - Section 5)). Any required plans for Improvements submitted by Lessee to the City for the purpose of receiving construction permits must substantially conform to the general drawings and information for Improvements as approved by the Aviation Director.

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C. Lessee must begin construction of the Initial Improvements the later of i) 180 days of the Effective Date of this Lease or ii) 60 days after receiving all permitting documents and must complete construction of the Initial Improvements within 360 days from the start of the construction date. Such completion date may be extended upon proof of a Force Majeure event. Lessee will use commercially reasonable efforts to construct the Initial Improvements in a manner as not to materially interfere with the normal operation and use of the Airport by others. The Initial Improvements will, upon completion, cost not less than $2,000,000. If requested by the Aviation Director, Lessee will file with the Aviation Director a complete set of as-built drawings and documents showing the actual construction costs of the Initial Improvements within 30 days of completion of any Initial Improvements. If for any reason, Lessee fails to begin construction of the Initial Improvements within one year of the Effective Date of this Lease, this Lease automatically terminates on the day following the first anniversary date of this Lease.

D. Lessee must begin construction of the Additional Improvements the later of i) 180 days of the Amended and Restated Date of this Lease or ii) 60 days after receiving all permitting documents and must complete construction of the Additional Improvements within 360 days from the start of the construction date. Such completion date may be extended upon proof of a Force Majeure event. Lessee will use commercially reasonable efforts to construct the Additional Improvements in a manner as not to materially interfere with the normal operation and use of the Airport by others. The Additional Improvements will, upon completion, cost not less than $2,000,000. If requested by the Aviation Director, Lessee will file with the Aviation Director a complete set of as-built drawings and documents showing the actual construction costs of the Additional Improvements within 30 days of completion of any Additional Improvements. If for any reason, Lessee fails to begin construction of the Additional Improvements within one year of the Amended and Restated Date of this Lease, this Lease automatically terminates as to sites 4 and 7 on the day following the first anniversary of the Restated and Amended date of this Lease.

E. Connection to Taxiways. Lessee will install and maintain any connections between the City's taxiway pavement and the Premises as needed by Lessee for the enjoyment or use of the Premises. Lessee must construct the taxiway connections in accordance with the requirements of this Lease applicable to the approval of Improvements. Lessee may use taxiway connections only for aircraft maneuvering and not aircraft parking unless otherwise approved by the Aviation Director in writing.

SECTION 7. MAINTENANCE

A. Lessee will, to the Aviation Director's reasonable satisfaction, maintain the Premises and all Improvements on the Premises in good condition and repair and in a safe, clean and sanitary condition. Lessee will provide covered containers on the Premises for trash, garbage and waste. Lessee will comply in all material respects with any reasonable written directive issued by the Aviation Director regarding the type, location, and screening of trash containers maintained by Lessee outside any building.

B. If Lessee fails to make repairs to any Improvement, correct any unsafe or unsanitary condition, or remove any litter or waste as required by this Section, the City will give Lessee written notice of the defect. If Lessee fails to correct the condition within 30 days following the date of the City's written notice, the City may enter upon the Premises and correct the condition at Lessee's expense. Lessee will pay the City the City's cost incurred in correcting the condition and an administrative fee of 20 percent of that cost within ten days of receipt of an itemized bill from the City.

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C. The City may, at its sole option and cost, do any filling, grading, slope protection, retaining wall construction or replace or repair any City-owned or City-constructed facilities within or without the Premises to protect the Premises or any part of the Airport. The City will give Lessee reasonable advance written notice of the work, will consult with the Lessee on the time and manner of performing the work, and will conduct the work in a manner that will not substantially interfere with Lessee's use of the Premises.

D. This section applies to any condition for which the cost to repair or correct does not, according to the City's estimate, exceed $99,999.99.

SECTION 8. INSURANCE

Lessee will obtain and maintain during this Lease, at Lessee's expense, insurance for Non-Commercial Operators as set forth in PU-111F-6, attached as Exhibit E to this Lease.

SECTION 9. TAXES, ASSESSMENTS AND FEES

Lessee will timely pay all taxes, assessments and fees assessed or levied upon Lessee, Lessee's property or the Premises by any government entity or political subdivision.

SECTION 10. UTILITIES

A. The City's water and wastewater facilities sufficient in capacity to serve the Premises are available within approximately 50 feet of the Premises. The City grants Lessee an easement over Airport property and outside of the boundary of the Leased Premises as may be necessary for Lessee to connect to and maintain its water and wastewater service lines. Lessee must place all service lines underground. Lessee will comply in all material respects with the City's ordinances regulating connections to and use of the City's utility system, including the payment of connection fees and usage charges.

B. Electricity and telephone facilities and services are available to serve the Premises. Lessee must separately contract with the providers of those utility services and pay all costs charged by the providers for those services.

C. The City may, without charge by Lessee, connect to and make use of water, wastewater, electric, gas, or telecommunication lines, equipment, or facilities located upon the Premises if the connections and use do not interfere with the Lessee's use of the Premises and do not result in Lessee incurring any additional charges or costs.

SECTION 11. DAMAGE TO OR DESTRUCTION OF IMPROVEMENTS

A. Damage or destruction of the Improvements on the Premises does not automatically terminate this Lease. Subject to Mortgagee requirements, within 90 days following the date of the damage or destruction, Lessee will commence and diligently pursue to complete the repair, replacement, or reconstruction of Improvements necessary to permit full use and occupancy of the Premises for the purposes permitted by this Lease.

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B. If Lessee wishes to repair or reconstruct the damaged or destroyed Improvements so that the repaired or rebuilt Improvements would not comply with the plans previously approved by the City for the Improvements, Lessee will submit the revised plans to the City and comply in all material respects with the requirements of this Lease that apply to the approval of plans for new Improvements. If Lessee submits revised plans to the City under this paragraph, the City may extend the time to begin construction as provided for in paragraph A of this Section.

C. This section applies to damage to or destruction of an Improvement on the Premises for which the cost to repair, replace, or reconstruct the Improvement, according to the City's estimate, exceeds $99,999.99.

SECTION 12. ASSIGNING, SUBLETTING AND ENCUMBERING

A. Assignments, Mergers or Transfers. The Lessee may not assign or transfer this Lease to any other party, or merge with any other company, without the prior written consent of the City's city manager, which consent will not be unreasonably withheld, conditioned, or delayed.

B. Subleases. Lessee, may, with the Aviation Director's written approval, enter into a sublease for a portion of the Premises activities allowed under this Lease. The sublease is subject to termination on notice by Lessee. The failure of Lessee to prohibit an unauthorized activity on the Premises by a subleasee constitutes a break of this Lease and is grounds for termination. Any sublease for all or part of the Premises must be approved by the City's City Manager or designee and must incorporate the provisions of this Lease.

C. General Encumbrances. Any proposed Encumbrance by Lessee must be first approved in writing by the City's City Manager or designee, such approval not to be unreasonably withheld, conditioned or delayed. Any Encumbrance not approved by the City is void. Any document used to encumber the Premises must incorporate the provisions of this Lease. The City may withhold consent to an Encumbrance for any of the following reasons:

1.	Lessee is in default of this Lease beyond applicable notice and cure periods.

2.	The entity requiring the prospective Encumbrance has not agreed in writing to be bound by this Lease.

3.	The Encumbrance documents have not been provided to the City.

4.	Improvements previously undertaken by Lessee have not been completed to the City's reasonable satisfaction.

5.	Lessee has not paid the processing fee of $500 for approval of an Encumbrance.

D. Encumbrance for Financing Improvements. An Encumbrance to finance construction of Improvements is subject to the following additional requirements and covenants:

(1)

Any deed of trust must require that any notice of default and any notice of sale be given in writing to the City concurrently with the filing of a notice of default and sale. Lessee must furnish to the City a complete copy of the deed of trust and note secured thereby prior to recording.

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(2)

The City may not terminate this Lease because of Lessee's breach if, within 60 days after the City gives written notice of the breach to Mortgagee, as provided from time to time by the Lessee, the Mortgagee:

(a)	Cures the breach if it can be cured by the payment or expenditure of money required to be paid under the terms of this Lease; and

(b)

Agrees in writing to keep and perform all of the covenants and conditions of this Lease requiring the payment of expenditure of money by Lessee until the time as the leasehold is sold upon foreclosure pursuant to the deed of trust or released or reconveyed under the deed of trust.

(3)

If the default is not curable, the Mortgagee will cause the trustee to exercise the power of sale under the deed of trust as provided by law. Before exercising the power of sale, the trustee will first offer to the City the right to purchase all right, title, and interest in the leasehold encumbered under the deed of trust directly from trustee and without public sale for the then outstanding balance due on the note or notes secured by the deed of trust, plus trustee's fees and costs of sale. The trustee's offer to the City must be made no later than ten (10) days following the filing of Notice of Default, and the City may exercise the option to purchase within three (3) months following the filing.

(4)

If the City does not purchase the Mortgagee's interest, the Mortgagee may upon prior approval of the City's City Manager or his designee, which approval shall not be unreasonably withheld, cause Lessee's interest in this Lease:

(a)	To be transferred at foreclosure sale pursuant to a deed of trust, by judicial foreclosure, or by an assignment in lieu of foreclosure; or

(b)	To be transferred or assigned to an established bank, savings and loan association, or insurance company.

(5)

The Mortgagee must give the City written notice of any such transfer, setting forth the name and address of the transferee, the effective date of such transfer and the express agreement of the transferee assuming and agreeing to perform all of the obligations under this Lease, and submits to the City a copy of the document by which such transfer was made.

(6)

The City agrees that, in the event of a termination of this Lease, the City will upon request of any Leasehold Mortgagee take a new lease to City Council for review and approval to enter into a new lease of the Premises with the Leasehold Mortgagee or its designee for a term equal to what would have been the remainder of the Term if this Lease Agreement had not be terminated, which new lease will be effective as of the date of such termination and will be upon the same terms, provisions, covenants and agreements as are contained in this Lease.

(7)	The City may terminate this Lease if the Mortgagee fails or refuses to comply with any condition of this Section.

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E. Processing Fee. The Lessee must pay a $500 non-refundable fee to the City for processing each of Lessee's requests for the City's consent to an Assignment or Encumbrance.

SECTION 13. DEFAULT BY LESSEE

A. If Lessee defaults in the performance of this Lease in any material respect, the City will give written notice to Lessee and any Mortgagee of the default and what must be done to correct the default. The City may terminate this Lease by written notice to Lessee if Lessee:

(1)	Fails to correct the default within 30 days of receiving the City's notice of default, or

(2)

Where because of the nature of the default Lessee cannot reasonably cure the default within 30 days, Lessee fails to act in good faith and with due diligence to cure the default as soon as practical after the 30-day period.

B. The Lessee's right to cure provided for in this section applies only to Lessee's first and second failure in any 12 consecutive month period to pay monthly rental payments when due.

C. Upon termination, all Lessee's rights (and any party claiming rights under or through Lessee) expire and are of no further force and effect, and Lessee will execute, acknowledge and deliver to the City, within 30 days after receipt of written demand from the City, a sufficient document quitclaiming all Lessees’ title and interest in the Premises to the City.

D. If the City re-enters the Premises after termination of this Lease pursuant to this Section 13, and the manner or method employed by the City in re-entering or taking possession of the Premises gives Lessee a cause of action for damages or in forcible entry and detainer, the total amount of damages to which Lessee is entitled in any such action is $1.00.

SECTION 14. LEASE TERMINATION FOR EXPANSION AND COMPENSATION BY CITY

A. If the City needs the Premises during the term of this Lease for future expansion of the Airport in accordance with an approved Airport Layout Plan, the City may terminate this Lease by giving Lessee 180 days prior written notice. Upon termination, all Improvements become the City's sole property.

B. Within 60 days after the date the City gives Lessee notice of the termination, the City and Lessee will each submit a list of three (3) appraisers to the other party who have a MAI (Member Appraisal Institute) designation. Within 30 days after receiving the list, each party will pick one (1) appraiser from the other party's list of appraisers and contract with that appraiser to complete a written appraisal of the market value of the Improvements as of the date of termination of the Lease based upon a scope agreed upon by the parties. The contracts will specify that the appraisals be completed within 30 days following the dates of the contracts. When each appraisal is completed, each party will provide to the other a copy of the appraisal provided by their respective appraisers. In the event that the lower of the two market values is less than 80% of the higher of the two market values, the parties agree to undertake a new appraisal process. Provided such event does not occur, the market value of the Improvements will be the amount determined by adding together the market value of the Improvements as established by the two (2) appraisals and dividing that amount by two (2). The City will pay Lessee the market value of the Improvements within 30 days following the date of termination of the Lease.

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C. Upon termination, all Lessee's rights (and any party claiming rights under or through Lessee) expire and are of no further force and effect, and Lessee will execute, acknowledge and deliver to the City, within 30 days after receipt of written demand from the City, a sufficient document quitclaiming all Lessees’ title and interest in the Premises to the City.

SECTION 14A. LEASE TERMINATION FOR FAILURE TO USE PREMISES FOR SPECIFIED PURPOSE

If, at any time after completion of construction of the Improvements, the Lessee ceases, for 180 consecutive days or more, to operate an aeronautical activity on the Premises and provided that such cessation is not related to Force Majeure, the City may terminate this Lease by giving Lessee 30-days prior written notice. Upon termination, all Improvements become the City's sole property, and Lessee is entitled to payment of market value of the Improvements as determined using the procedures under Section 14.

SECTION 15. LESSEE'S TERMINATION

If during this Lease, the City, in the opinion of the F.A.A., fails to maintain the landing areas in a safe condition for aircraft operations, or any ordinance or law becomes effective, the terms of which so restrict the uses to which the Premises may be put that Lessee is unable to continue the use and occupy the Premises substantially in the manner allowed by this Lease, Lessee will give written notice to the City of the condition. Lessee may terminate this Lease by written notice to the City if the City fails or is unable to correct the condition within 90 days of receiving the Lessee's notice. Upon termination, Lessee is entitled to payment for the Improvements made, in accordance with Section 14.

SECTION 16. DISPOSITION OF IMPROVEMENTS

A. All Improvements installed by Lessee are and remain the property of Lessee during the term of this Lease. Upon termination or expiration of this Lease, the Improvements become the City's property, except as otherwise provided in this Section.

B. Upon termination or expiration of this Lease, the City may require Lessee to remove the Improvements from the Premises at Lessee's expense by giving Lessee written notice that the Improvements should be removed. Lessee must commence the removal within 90 days after receipt of the City's notice and must diligently pursue the removal to completion, which removal must not exceed 120 days after the date of the City's notice. If Lessee does not remove all Improvements as required by the City, the City may remove, sell, or destroy the remaining Improvements at Lessee's expense, and Lessee will pay to the City the cost of any such removal, sale, or destruction and an administrative fee of 20% of the costs of removal within 30 days after receiving a billing from the City.

SECTION 17. EMINENT DOMAIN

A. If all of the Premises is condemned by a public entity other than the City, in the lawful exercise of the power of eminent domain, this Lease terminates upon the date possession is taken by the public entity. If only a part is condemned and the taking of that part does not substantially impair the capacity of the remainder to be used for the purposes allowed by this Lease in the reasonable determination of Lessee, Lessee continues to be bound by the terms, covenants and conditions of this Lease, except the monthly rental will be reduced in proportion to the relationship that the compensation paid by the public entity for the portion of the Premises condemned bears to the value of the whole of the Premises as of the date possession of the part is taken by the public entity.

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B. If only a part is condemned and the taking of the part substantially impairs the capacity of the remainder to be used for the purposes allowed by this Lease in the reasonable determination of the Aviation Director, Lessee may give notice to the City within 30 days of the date possession of the part is taken by the public entity that Lessee will:

1.	Terminate this Lease and have no further obligations under this Lease which have not accrued on the date the public entity takes possession; or

2.

Continue to occupy the remainder of the Premises and remain bound by this Lease. If Lessee elects to continue to occupy the remainder, the monthly rental is reduced in proportion to the relationship that the compensation paid by the public entity for the portion of the Premises condemned bears to the value of the whole of the Premises as of the date possession of the part is taken by the public entity.

C. Lessee and Lessee’s Mortgagee, if any, are entitled to share in any condemnation award for the value of its leasehold interest, if any, as determined by law in the condemnation proceeding.

SECTION 18. RESERVATIONS TO THE CITY

A. Lessee accepts the Premises subject to existing easements and encumbrances on the Premises. The City may install, lay, construct, maintain, repair and operate water, oil, gas, sanitary sewer, storm water, telephone, communication lines, electrical lines, conduits, and equipment and appurtenances in, over, across and along the Premises. The City may grant franchises, easements, rights of way and permits in, over, upon, through, across and along any and all portions of the Premises that is not occupied by a building. Any right reserved by the City in this Section will not be exercised as to interfere unreasonably with Lessee's operations or impair the security of the Mortgagee. Rights granted to third parties will require that the surface of the land be restored as nearly as practicable to its original condition upon the completion of any construction. The City further agrees that should the exercise of these rights temporarily interfere with the use of any or all of the Premises by Lessee, the rental will be reduced in proportion to the interference with Lessee's use of the Premises.

B. The Aviation Director or his designee may enter the Premises during normal business hours and conduct inspections of the premises for compliance with the provisions of this Lease.

SECTION 19. FEDERAL AVIATION ADMINISTRATION REQUIREMENTS

If there is any conflict between the provisions in this Section and the other provisions in this Lease, the provisions in this Section take precedence.

A. Lessee for itself, its heirs, personal representatives, successors in interest, and assigns agrees as a covenant running with the land that in the event facilities are constructed, maintained, or otherwise operated on the Premises for a purpose for which a United States Department of Transportation (DOT) program or activity is extended or for another purpose involving the provision of similar services or benefits, Lessee will maintain and operate the facilities and services in compliance with all other requirements imposed pursuant to Title 49, Code of Federal Regulations, DOT, Subtitle A, Office of the Secretary, Part 21, Nondiscrimination in Federally-Assisted Programs of the Department of Transportation-Effectuation of Title VI of the Civil Rights Act of 1964, and as the Regulations may be amended.

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B. Lessee for itself, its personal representatives, successors in interest, and assigns, agrees as a covenant running with the land that: (1) no person on the grounds of race, color, or national origin will be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination in the use of Lessee's facilities; (2) that in the construction of any Improvements on, over, or under such Premises and the furnishing of services thereon, no person on the grounds of race, color, or national origin shall be excluded from participation in, denied the benefits of, or otherwise be subject to discrimination; (3) that Lessee will use the Premises in compliance in all material respects with all other requirements imposed by or pursuant to Title 49, Code of Federal Regulations, DOT, Subtitle A, Office of the Secretary, Part 21, Nondiscrimination in Federally-Assisted Programs of the Department of Transportation-Effectuation of Title VI of the Civil Rights Act of 1964, and as the Regulations may be amended.

C. That in the event of breach of any of the above nondiscrimination covenants, the City has the right to terminate this Lease and to re-enter and repossess Lessee's land and facilities, and hold them as if this Lease had never been made or issued. This provision does not become effective until the procedures of 49 CFR Part 21 are followed and completed including expiration of appeal rights.

D. Lessee will furnish its accommodations and services on a fair, equal and not unjustly discriminatory basis to all users and will charge fair, reasonable and not unjustly discriminatory prices for each unit or service; PROVIDED, THAT Lessee may be allowed to make reasonable and nondiscriminatory discounts, rebates or other similar type of price reductions to volume purchasers.

E. Non-compliance with Provision "D" of this section constitutes a material breach of this Lease and in the event of such noncompliance the City has the right to terminate this Lease and the estate hereby created without liability or at the election of the City or the United States; either or both Governments have the right to judicially enforce these Provisions.

F. Lessee agrees that it will insert the above five provisions in any sublease, contract or agreement by which Lessee grants a right or privilege to any person, firm or corporation to render accommodations or services to the public on the leased Premises

G. Lessee assures that it will undertake an affirmative action program as required by 14 CFR Part 152, Subpart E, to insure that no person will on the grounds of race, creed, color, national origin, or sex be excluded from participating in any employment activities covered in 14 CFR Part 152, Subpart E. Lessee assures that no person will be excluded on these grounds from participating in or receiving the services or benefits of any program or activity covered by this subpart. Lessee assures that it will require that its covered suborganizations provide assurances to Lessee that they similarly will undertake affirmative action programs and that they will require the same assurances from their suborganizations, as required by 14 CFR Part 152, Subpart E.

Lessee agrees to comply with any affirmative action plan or steps for equal employment opportunity required by 14 CFR Part 152, Subpart E, as part of the affirmative action program, and by any Federal, State or local agency or court, including those resulting from a conciliation agreement, a consent decree, court order, or similar mechanism. Lessee agrees that State or local affirmative action plans will be used in lieu of any affirmative action plan or steps required by 14 CFR Part 152, Subpart E, only when they fully meet the standards set forth in 14 CFR 152.049. Lessee agrees to obtain a similar assurance from its covered organizations, and to cause them to require a similar assurance of their covered suborganizations, as required by 14 CFR Part 152, Subpart E.

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H. The City reserves the right to further develop or improve the landing area of the Airport as it sees fit, regardless of the desires or view of Lessee without interference or hindrance.

I. The City reserves the right, but is not obligated to Lessee, to maintain and keep in repair the landing area of the Airport and all publicly-owned facilities of the Airport, together with the right to direct and control all activities of Lessee in this regard.

J. This Lease is subordinate to the provisions and requirements of any existing or future agreement between the City and the United States, relative to the development, operation or maintenance of the Airport.

K. The City, its successors and assigns, reserve for the use and benefit of the public, a right of flight for the passage of aircraft in the airspace above the surface of the leased Premises, including the leased Premises. This public right of flight includes the right to cause in the airspace any noise inherent in the operation of any aircraft used for navigation or flight through the airspace or landing at, taking off from or operation on the Airport.

L. Lessee agrees to comply in all material respects with the notification and review requirements covered in Part 77 of the Federal Aviation Regulations in the event future construction of a building is planned for the leased Premises, or in the event of any planned modification or alteration of any present or future building or structure situated on the leased Premises.

M. Lessee, by accepting this Lease, expressly agrees for itself, its successors and assigns that it will not erect nor permit the erection of any structure or object, nor permit the growth of any tree on the leased Premises that conflicts with 14 C.F.R. Part 77 of the Federal Aviation Regulations. In the event this covenant is breached, the City reserves the right to enter upon the land leased and to remove the offending structure or object and cut the offending tree at Lessee's expense.

N. Lessee, by accepting this Lease, agrees for itself, its successors and assigns that it will not use the leased Premises in any manner which might interfere with the landing and taking off of aircraft from the Airport or otherwise constitute a hazard. If Lessee breaches this covenant, the City may enter the leased Premises and abate the interference at Lessee's expense.

O. This Lease does not grant or authorize the granting of an exclusive right within the meaning of 49 U.S.C. §40103.

P. This Lease is subject to whatever right the United States Government now has or in the future may have or acquire, affecting the control, operation, regulation and taking over of said Airport or the exclusive or non-exclusive use of the Airport by the United States during the time of war or national emergency.

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SECTION 20. HAZARDOUS MATERIALS

A. Definitions.

(1)         Hazardous Materials Laws means any Federal, State or local law, ordinance, rule, order, regulation or court decision relating to Hazardous Materials.

(2)         Hazardous Materials means any substance or other material that:

(a)        is defined as a hazardous substance, hazardous material, hazardous waste or toxic substance under any Hazardous Materials Law or is a flammable or explosive material (including gasoline, diesel, aviation fuels, lubricating oils, and solvents), asbestos, radioactive material, nuclear medicine material, drug, vaccine, bacterial, virus, or injurious or potentially injurious matter; or

(b)         is controlled or governed by any Hazardous Materials Law.

B. Hazardous Material Handling, Spills, and Cleanup. Lessee must comply with any Hazardous Materials Law in the storage, distribution, processing, handling or disposal of any Hazardous Materials. If any Hazardous Material spills, leaks, or is discharged on or from the Premises, Lessee must, at Lessee's cost, promptly make all repairs necessary to prevent further spills, leaks or discharges and promptly clean up the spill, remove any contaminated soil and promptly dispose of the spilled Hazardous Material and soil as required by Hazardous Materials Laws. If Lessee fails to promptly clean up the spill or properly dispose of any contaminated soil the City may, upon 24 hours written notice to Lessee, clean up the spill and dispose of any contaminated soil. Lessee must reimburse the City for the cost of all such work by the City within 30 days from receipt of a bill from the City. The Lessee must pay, or indemnify the City for the City's payment of, any fines or penalties levied by any federal or state agency as a result of Lessee's release or discharge of any Hazardous Materials from the Premises.

C. Termination. Upon termination of this Lease, Lessee must at Lessee's cost, remove any equipment utilized in connection with any Hazardous Materials and clean up, detoxify, repair and restore the Premises to a condition free of Hazardous Materials, to the extent the Lessee or Lessee's sublessee or their respective agents, contractors, employees, licensee or invitees caused the condition.

D. Default. Lessee is in default of this Lease if Lessee or Lessee's sublessee releases or discharges any Hazardous Materials or violates any Hazardous Materials Law. In addition to or in lieu of the remedies available under the Lease as a result of the default, the City may, without terminating the Lease, require Lessee to suspend its operations and activities on the Premises until the City is satisfied that appropriate remedial work has been or is being adequately performed. The City's election to suspend Lessee's operations is not a waiver of the City 's right to later declare a default and pursue other remedies set forth in the Lease.

SECTION 21. MISCELLANEOUS PROVISIONS

A. Holding Over. If Lessee holds over after the term herein granted, the holding over will be deemed to be a tenancy from month-to-month governed by the provisions of this Lease.

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B. Removal of Property. Lessee shall remove all personal property from the Premises within 10 days after termination of this Lease and should Lessee fail to do so, the City may elect to retain possession of the property, sell the property and keep the proceeds, or have the property moved at the expense of the Lessee.

C. Amendments. This Lease sets forth all of the agreements and understandings of the parties and any modification of this Lease must be written and approved by each party.

D. Force Majeure. If Lessee cannot perform any obligation of this Lease by reason of force majeure, it will give notice of the force majeure event to the City in writing within 10 days of the occurrence relied upon. The obligation of Lessee, to the extent and for the period of time affected by the force majeure, is suspended. Lessee will endeavor to remove or overcome the inability with all reasonable effort. In this paragraph, "force majeure" means acts of God, landslides, lightning, earthquakes, hurricanes, storms, floods, or other natural occurrences; strikes, lockouts, insurrections, riots, wars, or other civil or industrial disturbances; orders of any kind of the Federal or State government or of any civil or military authority; explosions, fires, breakage or accidents to machinery, lines, or equipment, or the failure of the system or water supply system; or any other cause not reasonably within the control of Lessee. Force majeure does not include financial inability and does not excuse Lessee from paying any monthly rental or other charge as required by this Lease.

E. Partial Invalidity. If a court of competent jurisdiction holds any provision of this Lease invalid, the remainder of the Lease remains in effect.

F. Estoppel. City, within 45 days after written request from Lessee or any Mortgagee or prospective Mortgagee, shall furnish a written statement, duly acknowledged, as to the following items:

(a)         The amount of the rent due, if any;

(b)         Whether or not the Lease is unmodified and in full force and effect (or, if there have been modifications, whether or not the same are in full force and effect as modified and identifying the modifications);

(c)         Whether or not to City’s knowledge Lessee is in default and specifying the nature of any such default; and

(d)         Such other matters as Lessee or the Mortgagee may reasonably request and which relate to the knowledge of Lessee.

G. Americans With Disabilities Act. In carrying out the requirements of this Lease, Lessee will comply in all material respects with the provisions of the Americans with Disabilities Act (Public Law 101-336) and its implementing regulations.

H. Unlawful Use. Lessee and its employees and agents will not use or knowingly allow any other person to use the Premises in material violation of any federal, state, county, or local regulation, order, law, or ordinance applicable to the Premises.

I. Notices. All notices required to be given under this Lease must be in writing and be sent by United States mail, private mail or courier service, by facsimile or be delivered in person. All notices must be sent or delivered to the following addresses or as the City or Lessee may hereafter designate by written notice:

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To the City:
Director of Aviation
City of Sugar Land
12888-B Highway 6 South
Sugar Land, TX 77498

With a copy to:
City Manager
City of Sugar Land
P. O. Box 110
Sugar Land, TX 77487-0110

To Lessee:	Sky Harbour Sugar Land Airport, LLC
767 Fifth Ave. 21st Floor
New York, New York 10153
Attention: Tal Keinan

With a copy to:	Sky Harbour Sugar Land Airport, LLC
767 Fifth Ave. 21st Floor
New York, New York 10153
Attention: General Counsel

J. Successors in Interest. Unless otherwise provided in this Lease, this Lease applies to and binds the successors and assigns of Lessee and the City.

K. Signs. Lessee may not place any signs, flags, posters, or other advertising or promotional materials on the Premises, the exterior of the Premises, or in the windows of the Premises without having obtained City's prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

L. Indemnification and Hold Harmless. Lessee will indemnify and hold harmless the City from and against any and all claims, losses, damages, causes of action, suits, and liability of every kind, including all expenses of litigation, court costs, and attorney's fees, for injury to or death of any person, or for damage to any property, arising out of or in connection with Lessee's use of the Premises, except to the extent arising from City’s gross negligence or willful misconduct.

M. Governing law and venue. Texas law governs this Lease and any lawsuit on this Lease must be filed in a court that has jurisdiction in Fort Bend County, Texas.

N. Recordation of Lease. Within ten days of the effective date of this Lease, Lessee must record a copy of this Lease or memorandum thereof in the Real Property Records of Fort Bend County and provide the City with a copy of the recorded Lease or memorandum.

IN WITNESS WHEREOF, the parties have executed this Lease on the dates shown below.

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Sky Harbour Sugar Land Airport, LLC

By:	/s/ Alex Saltzman

Title:	AS

Date:	10/15/2019

CITY OF SUGAR LAND, TEXAS

/s/ Allen Bogard
Allen Bogard, City Manager

Date:	10/15/2019

ATTEST:		APPROVED AS TO FORM:

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